                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 31, 1997




                         MEDICAL INCOME PROPERTIES 2B
                              LIMITED PARTNERSHIP
            (Exact name of Registrant as Specified in its Charter)


           Delaware                       33-6122-02              59-2726599
(State or other Jurisdiction of    (Commission File Number)     (IRS Employer
Incorporation or Organization)                               Identification No.)


               Medical Income Properties 2B Limited Partnership
                        7000 Central Parkway, Suite 850
                                Atlanta, Georgia                    30328
                   (Address of principal executive offices)       (Zip Code)


      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (770) 668-1080



         (Former name or former address, if changed since last report)

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                   This Report contains a total of 2 pages.
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     ITEM 2.  ACQUISITION OR DISPOSITION OF  ASSETS.

     On March 31, 1997, Medical Income Properties 2B Limited Partnership (the "Partnership") closed the sale of its interests in its four remaining long-term care facilities in Alabama, Texas and Illinois, and the personal property and intangible assets related to the operation of those facilities (the "Properties"). The Properties in Alabama and Texas were sold to Omega Healthcare Investors, Inc., a Maryland corporation ("Omega"), pursuant to the asset Purchase and Sale Agreement effective as of February 3, 1997 (the "Sale Agreement"), by and among the Partnership, Qualicorp Management, Inc., the managing general partner of the Partnership, and Omega previously reported by the Partnership. The Properties in Illinois were sold to OHI (Illinois), Inc. an Illinois corporation ("OHI"), because of an assignment of certain rights of Omega to OHI under the Sale Agreement.

     Aggregate net proceeds from the sale of the Properties was $9,498,204. The net proceeds and other assets of the Partnership will be distributed to the Limited Partners of the Partnership in the anticipated liquidation of the Partnership as described in the Partnership's Current Report on Form 8-K dated February 3, 1997.

     In connection with the closing of the sale of the Properties, the Partnership entered into an interim lease of the Properties pursuant to the terms of the Sale Agreement and under which the Partnership will provide for management and operation of the Properties for an interim period, and the Partnership borrowed $260,000 from Omega under a non-recourse loan to fund operations and management of the Properties during such interim period.


                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf this 11th day of April by the undersigned hereunto duly authorized.


                                           MEDICAL INCOME
                                           PROPERTIES 2B LIMITED
                                           PARTNERSHIP



                                           By: /s/ John H. Stoddard
                                               ________________________
                                           John H. Stoddard
                                           President
                                           Qualicorp Management, Inc.
                                           Managing General Partner